Exhibit 2.2

                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA

In re:                                      Chapter 11

EPICUS COMMUNICATIONS GROUP, INC.,          CASE NO.  04-34915-BKC-PGH
Et al.                                      (Jointly Administered)
          Debtors.
-----------------------------/


            FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER CONFIRMING
               DEBTORS FIRST AMENDED JOINT PLAN OF REORGANIZATION
--------------------------------------------------------------------------------

I.   BACKGROUND AND PROCEDURAL HISTORY

     1. Epicus Communications Group, Inc. ("ECG") and Epicus, Inc. ("Epicus"), Debtors and Debtors-in-possession in these Chapter 11 Cases (collectively "Debtors"), filed with the Court on August 9, 2005, Debtors' First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code," as amended, modified or supplemented, including the modification implemented pursuant to this Confirmation Order (the "Plan"), which is attached hereto as Exhibit 1 and incorporated herein by reference.(1)

     2. On August 12, 2005, the Court approved the "Disclosure Statement Concerning the Debtor's Plan of Reorganization" (the "Disclosure Statement"). Voting on the Plan commenced on August 19, 2005, and concluded on September 20, 2005. See Certificate of Proponent of Plan, Report on Amounts to be Deposited, Certificate of Amount Deposited and Payment of Fees, dated as of September 27, 2005, a true and correct copy of which is on file with the Court.

     3. In support of confirmation of Plan, the Debtors have also filed with the Court the following:

     (a) Declaration of Gerard Haryman in Support of Confirmation of Debtors' Plan of Reorganization;

     (b) Declaration of Corey Ribotsky, Chairman of The NIR Group, LLC regarding Availability of Funds on the Effective Date;

     (c)  Declaration of Lewis B. Freeman in Support of Confirmation of Plan;

     (d) Affidavit of Alvin Goldstein Certifying Voting on and Tabulation of Ballots Accepting and Rejecting the Plan of Reorganization (the "Ballot Report");

     (e) Plan Supplement Concerning Debtors' Plan of Reorganization dated September 9, 2005 (collectively with the Initial Plan Supplement, the "Plan Supplement"). The Plan Supplement contained, inter alia, the following documents:

                  (i)      Schedule 5.06(A)  Assignment of Transferred Assets
                  (ii)     Schedule 5.15     Employment Contracts
                  (iii)    Schedule 5.17     New Debenture Documents
                  (iv)     Schedule 6.01 (A)  Plan Trust Agreement
                  (v)      Schedule 6.02 Plan Trustee Compensation Agreement
                  (vi)     Schedule 9.01(A)  List of Executory Contracts to be
                                 Assumed
                  (vii)    Schedule 9.01(B)  List of Unexpired Leases to be
                                 Assumed
                  (viii)   Schedule 9.05    Agreements Regarding Cure of Default
                  (ix)     Schedule 12.01  Confirmation Order
                  (x)      Schedule 1.77    Amended and Restated By-Laws and
                                 Articles of Incorporation

Each of the documents referenced in this paragraph 3, and all other documents necessary to implement the Plan or executed in conjunction with or in contemplation of the Plan, and any substitutions, replacements, subsequent versions or amendments thereto, shall be collectively referred to as the "Confirmation Documents".

     4.   The  following  objections  to  Confirmation  were  filed:

     (a)  Texas Comptroller of Public Accounts
     (b)  State of North Carolina
     (c)  Universal Service Administrative Company ("USAC")


--------------------------------------------------------------------------------
(1) Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to them in the Plan.

     5.   RESOLUTION OF OBJECTIONS TO CONFIRMATION

     (a) The Texas Controller of Public Accounts objection to the confirmation of the Plan was resolved by the agreement of The NIR Group, LLC to purchase the claim of the Texas Controller of Public Accounts for $1,695.74. The State of Texas then assigned their proof of claim to The NIR Group. The NIR Group then changed the ballot to an acceptance ballot and the Texas Controller of Public Accounts by and through Mark Browning withdrew the foregoing objection to confirmation.

     (b) The State of North Carolina's objection to confirmation was resolved by agreeing to include language in the confirmation order that allowed both their unsecured priority tax claim and their unsecured claim in full and language that the administrative claim of the State of North Carolina would be paid pursuant to the terms of the Plan.

     (c) The objection to confirmation of USAC was resolved by an agreement of the Debtor (i) admitting that the administrative claim owed by the Debtor to USAC is $23,380.32 (the "Admitted USAC Administrative Claim") (ii) agreeing to pay the Admitted USAC Administrative Claim on the Effective Date, and (iii) agreeing to sign and return to USAC by October 21, 2005 an amended 2005 499A form, which is the USAC form reporting revenue information for calendar year 2004. The amended 2005 499A form will accurately reflect the results of the recent audit conducted by USAC which USAC has relied upon in determining its Administrative Claim.

     6. On September 30, 2005, the Court conducted hearings (the "Confirmation Hearings") pursuant to Section 1128 of the Bankruptcy Code and Bankruptcy Rule 3020(b)(2) to consider confirmation of the Plan.


     7. The Plan having been transmitted to creditors and equity security holders with respect to each impaired class of claims or interests, each holder of a claim or interest has accepted the Plan, or will receive or retain under the Plan on account of such claim or interest property of a value, as of the effective date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtors were to liquidate under Chapter 7 of the Bankruptcy Code on such date. The Plan does not discriminate unfairly, and is fair and equitable, with respect to each class of claims or interests that are impaired under the Plan, and has not accepted the Plan, the remaining objections now being overruled, and no other party in interest having objected to confirmation of the Plan, based on the Plan, the Confirmation Documents, evidence presented or proffered at the Confirmation Hearing, statements made in support of confirmation of the Plan at the Confirmation Hearing, and the entire record before the Court in these Chapter 11 Cases and otherwise being fully advised, the Court hereby makes the following findings of fact and conclusions of law and issues the following orders:

     II.  FINDINGS OF FACT AND CONCLUSIONS OF LAW
          ---------------------------------------

     It having been determined after notice that:

                             JURISDICTION AND VENUE

     8. The Court has jurisdiction over these Chapter 11 Cases under 28 U.S.C. ss.ss.157 and 1334. This matter constitutes a core proceeding under 28 U.S.C. ss. 157(b)(2). Venue in this Court is proper under 28 U.S.C. ss. 1408 and 1409.

     9.   The  Court  finds  and  concludes   that  the  Court's   retention  of
jurisdiction as set forth in Article XIII of the Plan comports with the parameters contained in 28 U.S.C. ss. 157.

                              CONTENTS OF THE PLAN

     10. The Plan has been accepted in writing by the creditors and equity holders where acceptance is required by law. In accordance with Section 1123(a) of the Bankruptcy Code, the Court finds and concludes that the Plan: (a) designates classes of Claims and Equity Interests, other than claims of a kind specified in Sections 507(a)(1), 507(a)(2) and 507(a)(8) of the Bankruptcy Code;
(b) specifies Classes of Claims and Equity Interests that are not impaired under the Plan; (c) specifies the treatment of Classes of Claims and Equity Interests that are impaired under the Plan; (d) provides the same treatment for each Claim or Equity Interest of a particular Class, unless the holder of a particular Claim or Equity Interest agrees to less favorable treatment of the particular Claim or Equity Interest; (e) provides for adequate means for the Plan's implementation; (f) prohibits the issuance of non-voting equity securities in the Amended and Restated Certificate of Incorporation of Reorganized Epicus Communications filed as part of the Plan Supplement, and (g) contains only provisions that are consistent with the interests of Creditors and Equity Interest holders and with public policy with respect to the manner of selection of any officer or director of Reorganized Epicus Communications, and the proposed compensation, equity and indemnification arrangements for the officers and directors of Reorganized Epicus Communications.

     11. As permitted by Section 1123(b) of the Bankruptcy Code, the Plan: (a) impairs or leaves unimpaired Classes of Claims and Equity Interests; (b) provides for the assumption, rejection or assignment of executory contracts and unexpired leases of the Debtors; (c) provides for the retention and enforcement of Causes of Action; (d) provides for the issuance of Newly Authorized Capital Stock to the holders of certain Claims; (e) modifies the rights of holders of some Classes of Claims, and leaves the rights of holders of other Classes of Claims unaffected; (f) provides for releases of and covenants not to sue various persons, exculpation of various persons and entities with respect to actions taken in furtherance of the Chapter 11 Cases, and preliminary and permanent injunctions against certain actions against the Debtors and their property; and
(g) includes other appropriate provisions not inconsistent with the applicable provisions of the Bankruptcy Code.

                       NOTICE, SOLICITATION AND ACCEPTANCE

     12. In accordance with Bankruptcy Rules 2002, 3019, 6006 and 9014, the Court finds and concludes that adequate notice of the time for filing objections to confirmation of the Plan and adequate notice of the Confirmation Hearing was provided to all Creditors and parties in interest entitled to receive such notice under the Bankruptcy Code and the Bankruptcy Rules. No other or further notice of the Confirmation Hearing or confirmation of the Plan is necessary or required.

     13. In accordance with Section 1126(b) of the Bankruptcy Code, the Court finds and concludes that: (a) the solicitation of votes to accept or reject the Plan complied with all applicable bankruptcy and nonbankruptcy law, rules and regulations governing the adequacy of disclosure in connection with the solicitation; and (b) the solicitation was conducted after disclosure of "adequate information" as defined in Section 1125(a) of the Bankruptcy Code.

     14. The Court finds and concludes that the Debtors, the Committee and their respective attorneys and agents solicited votes to accept or reject the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and are, therefore, entitled to the rights, benefits and protections afforded by Section 1125(e) of the Bankruptcy Code.

     15. The Court finds and concludes that: (a) Classes 1, 2, 3, 4, 5, 8, 9, 10, 11 and 13 have accepted the Plan by satisfying the voting requirements set out in Section 1126(c) of the Bankruptcy Code; (b) Classes 6 and 7 are deemed to have accepted the Plan without voting, pursuant to Section 1126(f) of the Bankruptcy Code; and (c) Class 12 is deemed to have rejected the Plan without voting, pursuant to Section 1126(g) of the Bankruptcy Code.

                       COMPLIANCE WITH THE REQUIREMENTS OF
                       SECTION 1129 OF THE BANKRUPTCY CODE

     16. In accordance with Section 1129(a)(1) of the Bankruptcy Code, the Court finds and concludes that the Plan complies with the applicable provisions of the Bankruptcy Code.

     17. In accordance with Section 1129(a)(2) of the Bankruptcy Code, the Court finds and concludes that the Debtors, as proponents of the Plan, have complied with the applicable provisions of the Bankruptcy Code.

     18. In accordance with Section 1129(a)(3) of the Bankruptcy Code, the Court finds and concludes that: (a) the Debtors have proposed the Plan in good faith and not by any means forbidden by law; (b) the Debtors have acted, and are presently acting, in good faith in conjunction with all aspects of the Plan and in the conduct of the Chapter 11 Cases; and (c) all transactions contemplated by the Plan were negotiated and consummated at arm's length, without collusion, and in good faith.

     19. All payments made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan, or by any other person for services or for costs and expenses in, or in connection with, the Plan and incident to the case, have been fully disclosed to the Court and are reasonable or, if to be fixed after confirmation of the Plan, will be subject to approval of the Court.

     20. In accordance with Section 1129(a)(5) of the Bankruptcy Code, the Court finds and concludes that: (a) the Debtors (as proponents of the Plan) have disclosed the identity and affiliations of all individuals initially proposed to serve, after the Effective Date of the Plan, as directors and key officers of Reorganized Epicus Communications; (b) the appointment to such offices of these individuals is consistent with the interests of the Creditors and the Equity Interest holders and with public policy; and (c) the Debtors (as proponents of the Plan) have disclosed the identity of insiders that will be employed by Reorganized Epicus Communications and the nature of compensation for such insiders.

     21. In accordance with Section 1129(a)(6) of the Bankruptcy Code, the Court finds and concludes that the Debtors are not subject to any governmental regulation of any rates.

     22. In accordance with Section 1129(a)(7) of the Bankruptcy Code, the Court finds and concludes that with respect to impaired Classes of Claims (i.e., Classes 1, 2, 3, 4, 5, 8, 9, 10, 11 and 13, each holder of a Claim or Equity

Interest (a) has accepted the Plan, or (b) will receive or retain under the Plan on account of such Claim or Equity Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

     23. In accordance with Section 1129(a)(8) of the Bankruptcy Code, the Court finds and concludes that: (a) Classes 1, 2, 3, 4, 5, 8, 9, 10, 11 and 13 have accepted the Plan and (b) Classes 6 and 7 are not impaired under the Plan. With respect to Class 12, which is deemed to have rejected the Plan, the Court finds and concludes that, pursuant to Section 1129(b)(1) of the Bankruptcy Code, the Plan does not discriminate unfairly, and is fair and equitable, pursuant to Sections 1129(b)(2)(B)(ii) and 1129(b)(2)(C)(ii) of the Bankruptcy Code, because no holders of junior Claims or Equity Interests will receive or retain any property under the Plan.

     24. The Court finds and concludes that the Plan's treatment of Claims that, pursuant to Section 1123(a)(1) of the Bankruptcy Code, are not classified satisfies the requirements set forth in Section 1129(a)(9) of the Bankruptcy Code and; therefore, the Plan satisfies Section 1129(a)(9) of the Bankruptcy Code.

     25. In accordance with Section 1129(a)(10) of the Bankruptcy Code, the Court finds and concludes that at least one Class of Claims that is impaired under the Plan has voted to accept the Plan, without including any acceptance of the Plan by any insider.

     26. In accordance with Section 1129(a)(11) of the Bankruptcy Code, the Court finds and concludes that confirmation of the Plan is not likely to be followed by the need for further financial reorganization or liquidation of Reorganized Epicus Communications. The Court further finds that the Plan is feasible in that it provides sufficient capital for the Debtors to continue operating its businesses or to make all payments required under the Plan, as appropriate.

     27. In accordance with Section 1129(a)(12) of the Bankruptcy Code, the Court finds and concludes that, to the extent that all fees payable to the United States Trustee under 28 U.S.C. ss. 1930(a)(6) have not been paid, the Plan provides for the payment of all such fees on the Effective Date of the Plan and as they come due after the Effective Date.

     28. The Court finds and concludes that no retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, exist in these Chapter 11 Cases, making Section 1129(a)(13) of the Bankruptcy Code inapplicable.

     29. In accordance with Section 1129(b), the Court finds and concludes that the Plan should be approved because it does not discriminate unfairly and is fair and equitable with respect to the class of interest that is impaired under, and has not accepted, the Plan pursuant to Section 1129(b)(1)(2)(C)(ii), the Plan is fair and equitable because no holder of any interest that is junior to the interest of Classes 11 and 12 will receive or retain any interest under the Plan on account of such junior interest in any property.

     30. The Court finds and concludes that the principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933, and there has been no objection filed by any governmental unit asserting such avoidance. The Plan, therefore, complies with
Section 1129(d) of the Bankruptcy Code.

                   SATISFACTION OF CONDITIONS TO CONFIRMATION

     31. The Court finds and concludes that the conditions to Confirmation have been or will be met upon entry of this Confirmation Order.

                            MODIFICATIONS TO THE PLAN

     32. The Court finds and concludes that all modifications made to the Plan, including modifications to any Schedules or Exhibits to the Plan, after solicitation of votes on the Plan had commenced, as reflected in this

Confirmation Order, as set forth in the record at the Confirmation Hearings, or as reflected in the Confirmation Documents, satisfy the requirements of Sections 1122, 1223, and 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, are non-material, and do not adversely affect the treatment and rights of the holders of any Claims or Equity Interests under the Plan who have not otherwise accepted, in writing, such modifications. Accordingly, (a) the Debtors (as proponent of the modifications) have satisfied Sections 1125 and 1127(c) of the Bankruptcy Code and Bankruptcy Rule 3019 with respect to the Plan, as modified; and (b) holders of Claims or Equity Interests that have accepted or rejected the Plan (or are deemed to have accepted or rejected the Plan) are deemed to have accepted or rejected, as the case may be, the Plan as modified on the date of this Confirmation Order, pursuant to Section 1127(d) of the Bankruptcy Code and Bankruptcy Rule 3019.

                                   EXEMPTIONS

     33. The Court finds and concludes that, in accordance with Section 1145 of the Bankruptcy Code, (a) the issuance of New Debentures to the NIR Group and the issuance of Newly Authorized Capital Stock to the Haryman Parties, Old Equity and Class 9 under the Plan, is pursuant to a plan of reorganization, and as such, is a distribution in exchange for Claims against or Equity Interests in the Debtors, or principally in such exchange and partly for cash or property, and therefore is exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other applicable federal law, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of or broker dealer in such securities; and (b) the issuance of Newly Authorized Capital Stock to OAA is pursuant to the private placement exemption provided by Section 4(2) of the Securities Act of 1933, as amended. Neither the Debtors nor Reorganized Epicus Communications is an underwriter within the meaning of Section 1145 (b) of the Bankruptcy Code.

     34. The Court finds and concludes that, in accordance with Section 1146(c) of the Bankruptcy Code: (a) the issuance, distribution, transfer or exchange of the New Debentures; (b) the issuance of Newly Authorized Capital Stock; (c) the creation, modification, consolidation or recording of any deed of trust or other security interest, the securing of additional indebtedness by such means or by other means in furtherance of, or connection with, this Plan or the Confirmation Order; (d) the transfer of assets of Epicus to Reorganized Epicus Communications pursuant to Section 5.01 of the Plan; (e) the making, assignment, modification or recording of any lease or sublease; or (f) the making, delivery, or recording of a deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, the Confirmation Order, or any transaction contemplated above, or any transactions arising out of, contemplated by, or in any way related to, the foregoing shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act or real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment and the appropriate federal, state or local government officials or agents shall be directed to forego the collection of any such tax or assessment and to accept for filing or recordation any of the foregoing instruments or other documents without the payment of any such tax or assessment.

                        TRANSACTIONS PURSUANT TO THE PLAN

     35. The Court finds and concludes that pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan, including the releases and discharges of claims and causes of action and exculpations and limitations of liability described in Articles V and XI of the Plan, constitute a good faith compromise and settlement of all Claims against and Equity Interests in the Debtors.

     36. The Court finds and concludes that the Debtor's issuance of the New Debentures and Newly Authorized Capital Stock to the holders of certain Claims in accordance with the provisions of the Plan is reasonable and necessary.

     37. The terms of the New Debentures, to be executed on or about the Effective Date, and such other instruments, documents, certificates, opinions and assurances made in connection with funding the loans thereunder, are in the best interests of the Debtors, their Estates, and Reorganized Epicus Communications, have been negotiated in good faith and at arm's length and without intent to hinder, to delay or to defraud any creditor of the Debtors or Reorganized Epicus Communications, and the transactions contemplated thereunder shall be deemed to have been entered into in good faith, for good and valuable consideration, and in exchange for reasonably equivalent value.

     38. The Court finds and concludes that the assumption and rejection of executory contracts and unexpired leases pursuant to the Plan is a reasonable exercise of the Debtors' business judgment, is in the best interests of the Debtors and their Estates and will aid in the Debtors' reorganization efforts. The Court further finds that (i) the Debtors and Reorganized Epicus Communications have cured or will promptly cure, any defaults in the Assumed Executory Contracts and Leases listed in Schedules 9.01(A) and 9.01(B) to the Plan; (ii) Reorganized Epicus Communications will cure any defaults in the BellSouth Interconnection Agreements in accordance with Sections 4.01 and 9.06 of the Plan; and (iii) Reorganized Epicus Communications has demonstrated adequate assurance of future performance under the BellSouth Interconnection Agreements and Assumed Executory Contracts and Leases.

                                  MISCELLANEOUS

     39. The Court finds and concludes that, upon entry of this Confirmation Order, each term and provision of the Plan and the Plan Supplement Documents will be valid and enforceable in accordance with their terms.

     40. The Court finds and concludes that all documents necessary to implement the Plan, including, without limitation, the Confirmation Documents and any and all documents evidencing the New Debentures provided to the Court to date, shall be, upon execution on or after the Effective Date, valid, binding and enforceable agreements not in conflict with any federal or state laws.

     41.  The Court finds and concludes that the agreement  between USAC and the
Debtor  outlined  in  paragraph  5(c)  above,   resolving  USAC's  Objection  to
Confirmation, is hereby adopted and approved.

     42. In accordance with Bankruptcy Rule 3016(a), the Court finds and concludes that the Plan is dated, and the entities submitting it or filing it are identified.

     43. The Court finds and concludes that, except as necessary to be consistent with the Plan, the discharge pursuant to this Confirmation Order or the Bankruptcy Code does not diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtors or any other Person.

     44. The Court finds that confirmation of the Plan is in the best interests of the Debtors, their estates, Creditors, Equity Interest holders, and all other parties in interest.

     45. The Debtors shall have the right to modify or amend the Confirmation Documents at any time between the date of entry of this Order and the Effective Date of the Plan, upon notice to counsel for the Committee and the NIR Group.

The Court finds and concludes that such changes to the Confirmation Documents as are necessary to effectuate these agreements to date do not constitute a material change or modification of the Plan such that additional or new disclosures are required under Section 1127(c) of the Bankruptcy Code and Bankruptcy Rule 3019, because such changes do not adversely change the treatment of the holders of Claims or Equity Interests who have not otherwise accepted in writing the modifications.

     46. All findings of fact and conclusions of law announced by this Bankruptcy Court on the record in connection with confirmation of the Plan or otherwise at the Confirmation Hearings are incorporated herein.

     47. All findings of fact which are conclusions of law shall be deemed to be conclusions of law, and all conclusions of law which are findings of fact shall be deemed to be findings of fact.

III. ORDER
     -----

     In light of the foregoing Findings of Fact and Conclusions of Law, IT IS ORDERED that:

                                  CONFIRMATION

     48.  The Plan, as modified by this Confirmation Order, is CONFIRMED.

     49. The Plan Supplement, including each document contained therein and as identified in paragraph 3 of this Order, is hereby APPROVED.

                             EFFECTS OF CONFIRMATION

     50. Subject to the provisions of the Plan, all of Epicus' property and assets (excluding the Transferred Assets), shall vest in the Plan Trust, to be administered and disposed of in accordance with the Plan and the Plan Trust Agreement, and the Transferred Assets and all other property and assets of Epicus Communications shall vest in Reorganized Epicus Communications on the Effective Date. As of the Effective Date, all such property shall be free and clear of all Liens, Claims and Equity Interests, except as otherwise provided in the Plan. From and after the Effective Date, Reorganized Epicus Communications may operate its businesses, and may use, acquire, and dispose of their property free of any restrictions of the Bankruptcy Code, including the employment of, and payment to, Professionals, except as otherwise provided in the Plan or the Confirmation Order.

     51. Except as provided in the Plan or the Confirmation Order, confirmation of the Plan and entry of this Order: (a) discharges Debtors and Reorganized Epicus Communications from all Claims or other debts that arose before the Confirmation Date, and all debts of the kind specified in ss.ss.502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (i) a proof of claim based on such debt is filed or deemed filed under ss.501 of the Bankruptcy Code; (ii) a Claim based on such debt is Allowed under ss.502 of the Bankruptcy Code; or
(iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminates all Equity Interests and other rights of Equity Interest holders in Debtors and Reorganized Epicus Communications except as expressly provided in the Plan.

     52. Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document created or assumed in connection with the Plan, on the Effective Date and concurrently with the applicable Distributions and issuances made pursuant to Articles V and VII of the Plan, all mortgages, deeds of trust, Liens, pledges or other security interests against the property of the Estates shall be fully released and discharged, and all right, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to Reorganized Epicus Communications and its successors and assigns, to have and to hold, the same unto Reorganized Epicus Communications and its respective successors and assigns forever.

     53. Except as otherwise expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court, all entities who have held, hold or may hold claims against or equity interest in the Debtors and other parties in interest, along with their respective present or former employees, agents, officers, directors or principals, are permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind against the Debtors or Reorganized Epicus Communications with respect to any such Claim or Equity Interest; (ii) enforcing, attaching, collecting or recovering by any manner or means of any judgment, award, decree, or order against the Debtors or Reorganized Epicus Communications on account of any such claim or equity interest; (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or Reorganized Epicus Communications on account of any such Claim or Equity Interest; (iv) commencing or continuing in any manner any action or other proceeding of any kind with respect to any claims and causes of action which are extinguished or released pursuant to the Plan; and (v) taking any actions to interfere with the implementation or consummation of the Plan.

     54. Confirmation of the Plan and payments under the Plan shall enjoin all Claimants from commencing or continuing any action or other proceeding or exercising any efforts to collect any obligations, including attachment or other means of enforcement or collection against the Released Parties or their properties in connection with the Released Parties' personal liability for Claims against the Debtors, which Claims have been provided for through the Plan.

     55. None of Debtors, Reorganized Epicus Communications, the NIR Group, the Committee, the Plan Trustee or BellSouth, or any of their respective professionals shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan, or the property to be distributed under the Plan, except for willful misconduct, gross negligence, criminal conduct, misuse of confidential information that causes damages, or ultra vires acts and, in all respects, the Debtors, Reorganized
Epicus Communications, the NIR Group, the Committee, the Plan Trustee or BellSouth shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Nothing in this paragraph shall limit the liability of the professionals of the Debtors, Reorganized
Epicus  Communications,  the NIR  Group,  the  Committee,  the Plan  Trustee  or
BellSouth to their respective clients pursuant to DR 1.2 of the Code of Professional Responsibility.

     56. Notwithstanding anything to the contrary in the Confirmation Order, the foregoing releases and injunctions shall not prohibit or impair the rights of any parties to commence or pursue actions based on fraud or violations of applicable securities laws, and shall not preclude or otherwise impair the rights of the SEC to administer and enforce the United States federal securities laws.

     57. Debtors' discharge and release from Claims as provided in the Plan, except as necessary to be consistent with this Plan, do not diminish or impair the enforceability of any insurance policy that may cover Claims against Debtors or any other Person.

     58.  Notwithstanding  anything herein to the contrary,  pursuant to Article
6.07 of the Plan, the Avoidance Actions and the causes of action set forth in such Article 6.07 are hereby transferred to and vested in the Plan Trust (as that term is defined in the Plan). The Plan Trustee is hereby deemed a representative of the estate pursuant to Section 1123(b)(3) for the purpose of pursuing such Avoidance Actions and the causes of action set forth in Article
6.07 of the Plan.

     59. Confirmation of the Plan and the entry of the Confirmation Order constitutes approval of the settlement of the Haryman Avoidance Actions. On the Effective Date, and upon the Haryman Payment being made to the Plan Trustee, the Debtors, Debtors-in-Possession, their Estates, the Committee, BellSouth, the Plan Trustee, the Plan Trust, Reorganized Epicus Communications and the NIR Group shall be deemed to have released and waived any claims or causes of action, known or unknown, including but not limited to the Avoidance Actions, against the Haryman Parties.

     60. On the Effective Date, and upon payment of the NIR Payment by the NIR Group, the Debtors, Debtors-in-Possession, their Estates, the Committee, the Plan Trustee, the Plan Trust, Reorganized Epicus Communications, the Haryman Parties and BellSouth shall be deemed to have released and waived any claims or causes of action, if any, including but not limited to, Avoidance Actions, against the NIR Group, its affiliates or any of their respective directors, employees, shareholders, partners, members, agents, representatives, advisors or attorneys, including but not limited to OAA.

     61. On the Effective Date, the Debtors, their Estates the Committee, the Plan Trustee, the Plan Trust, Reorganized Epicus Communications and the NIR Group shall be deemed to have released and waived any claims or causes of action, if any, including but not limited to, Avoidance Actions, against BellSouth, its affiliates or any of their respective directors, employees, shareholders, partners, members, agents, representatives, advisors or attorneys.

     62. Notwithstanding Bankruptcy Rule 3020(e) and any otherwise applicable law, immediately upon the entry of this Confirmation Order, the terms of the Plan, including but not limited to the releases, injunctions and exculpations contained therein, the Confirmation Documents and this Confirmation Order shall be binding upon and inure to the benefit of (a) Debtors; (b) Reorganized Epicus

Communications; (c) BellSouth; (d) the NIR Group; (e) the Haryman Parties; (e) all holders of Claims and Equity Interests, whether or not such holders are Impaired under the Plan, or voted on the Plan; (f) the Committee; (g) all parties to executory contracts and unexpired leases; and (h) the respective successors, heirs, executors, administrators and assigns of all of the foregoing.

     63. In accordance with Section 1123(b)(3) of the Bankruptcy Code, and except as otherwise expressly provided in the Plan, all Causes of Action other than the Avoidance Actions assigned to the Plan Trustee under the Plan, are retained and reserved for the benefit of Reorganized Epicus Communications.

                       BAR DATES AND OBJECTIONS TO CLAIMS

     64. All requests for payment of Administrative Claims must be filed with the Court no later than 30 days after the Effective Date, or such other date as fixed by the Court, as provided in Sections 2.01 and 2.02 of the Plan (the "Administrative Claim Bar Date"), provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors-in-Possession or liabilities arising under loans or advances to, or other obligations incurred by the Debtors-in-Possession, or adjustments stemming from post-confirmation annual true-ups conducted by the USAC or post-confirmation amendments to revenue reports submitted by the Debtors to USAC, regardless of the revenue period at issue, shall be paid in full and performed by Reorganized Epicus Communications in the ordinary course of business in accordance with the terms and conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions. Holders of such Administrative Claims who fail to file a request for payment by the Administrative Claim Bar Date shall be forever barred from asserting such Administrative Claims against the Debtors, Reorganized Epicus

Communications or against any of their respective successors and assigns. Objections to any such request for payment must be filed and served on the holder of the Administrative Claim by the later of: (a) 90 days after the Effective Date, or (b) 60 days after the request for payment is filed.
Notwithstanding the foregoing, USAC shall be allowed its Admitted USAC Administrative Claim without the need to file an Administrative Claim, which Admitted USAC Administrative Claim shall be paid on the Effective Date.

     65. Each Person seeking an award of compensation or reimbursement of expenses under Sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code ("Professional Fees") must file its final application for allowance of compensation for services rendered and reimbursement of expenses incurred through the Effective Date no later than September 9, 2005. Each such Person shall have the right to supplement such final application within five (5) days following the Confirmation Hearing. All such applications must be in compliance with all of the terms and provisions of applicable orders of the Bankruptcy Court governing payment of Professional Fees.

     66. All proofs of Claim, with respect to Claims arising from the rejection of any executory contract or unexpired lease, must be filed with the Bankruptcy Court no later than 30 days after the Effective Date. Holders who fail to timely file such proofs of Claim shall be forever barred from asserting such Claims against the Debtors, Reorganized Epicus Communications or against any of their respective successors and assigns.

     67. Pursuant to Local Rule 3007-1(B), the last day for filing and serving objections to Claims is August 19, 2005 (the "Deadline for Objections to Claims"). Nothing contained herein, however, shall limit Debtors', Reorganized Epicus Communications' or the Plan Trustee's rights to object to Claims, if any, filed or amended after the Deadline for Objections to Claims. The Debtors,

Reorganized Epicus Communications or the Plan Trustee, as appropriate, shall be authorized to, and shall, resolve all Disputed Claims by withdrawing or settling such objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court having jurisdiction the validity, nature and/or amount thereof.

     68. After the Effective Date, objections to Claims made before the Effective Date may be pursued, by Reorganized Epicus Communications, the NIR Group, the Plan Trustee or any other Person properly entitled to do so, after notice to Reorganized Epicus Communications and approval by the Bankruptcy Court; provided, that the Plan Administrator shall be under no obligation to provide such notice.

     69. From and after the Effective Date, Reorganized Epicus Communications or the Plan Trustee, as appropriate, may litigate to Final Order, propose settlement of or withdraw objections to all pending or filed Disputed Claims and may settle or compromise any Disputed Claim with notice and a hearing and with approval of the Bankruptcy Court.

                               PLAN IMPLEMENTATION

          Reorganized Epicus Communications

     70. Reorganized Epicus Communications shall issue the New Debentures and the Newly Authorized Capital Stock on the Effective Date to those Persons entitled thereto in accordance with the provisions of the Plan, including, without limitation, holders of Allowed Claims entitled to receive Newly Authorized Capital Stock under Article 5.16 of the Plan.

     71. As of the Effective Date and without any further action by the stockholders or directors of Reorganized Epicus Communications or Reorganized Epicus Communication's Certificate of Incorporation and By-Laws shall be amended and restated substantially in the forms of the Restated Certificate and the

Restated By-Laws. After the Effective Date, Reorganized Epicus Communications may amend and restate its Restated Certificate and Restated By-Laws as permitted by applicable law.

     72. On the Effective Date and after consummation of the transactions contemplated by the Plan, Reorganized Epicus Communications shall be a business corporation duly organized, validly existing and in good standing under the laws of the State of Florida with all requisite corporate powers and authority to own and operate its properties and to carry on its business as not conducted, and Reorganized Epicus Communications shall be deemed to be duly qualified and in good standing as a foreign corporation in each jurisdiction in which it owns or leases substantial properties or where the conduct of its business requires qualification.

     73. The Board of Directors of Reorganized Epicus Communications shall be comprised of at least 1, but not more than 10 members. The initial Board of Directors of Reorganized Epicus Communications shall be comprised of Mark Schaftlein and Gerard Haryman.

          Directors and Officers

     74. As of the Effective Date, the individuals designated in the Confirmation Order shall serve as the officers and directors of Reorganized Epicus Communications in accordance with the charter and by-laws of Reorganized Epicus Communications. Those officers and directors shall be authorized to execute, deliver, file or record such documents, instruments, releases and other agreements and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

          Approvals

     75. No further action, including stockholder or director approval, shall be required to implement any provision of the Plan, and the confirmation of the Plan by this Court shall be deemed to constitute the requisite approval by the stockholders or directors of Debtors or Reorganized Epicus Communications on the Effective Date of all matters required or advisable to implement the Plan under any applicable nonbankruptcy law or regulation.

          Executory Contracts and Unexpired Leases

     76. All executory contracts and unexpired leases set forth on Schedules 9.01(A) and 9.01(B) filed with the Bankruptcy Court prior to the commencement of the Confirmation Hearing, as amended prior to the Effective Date, shall be deemed assumed by Reorganized Epicus Communications, as of the Effective Date, except for any executory contract or unexpired lease: (a) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date; (b) as to which a motion for approval of the rejection of such executory contract or unexpired lease, if applicable, has been filed with the Bankruptcy Court prior to the Effective Date; or (c) to which a conditional motion for approval of the rejection of such executory contract or expired lease in the event cure costs exceed a certain defined amount, if applicable, has been filed with the Bankruptcy Court prior to the Effective Date.

     77. All executory contracts and unexpired leases not specified on Schedules 9.01(A) and 9.01(B) filed with the Bankruptcy Court prior to the Effective Date, as amended prior to the Effective Date, shall be rejected as of the Effective Date, except for any executory contract or unexpired lease: (a) that has been assumed pursuant to a Final Order entered on or before the Effective Date; or (b) that is the subject of a pending motion to assume or an order relating to assumption that has not yet become a Final Order as of the Effective Date.

          Securities To Be Issued

     78.  The issuance of Newly Authorized  Capital Stock by Reorganized  Epicus
Communications  is  APPROVED.   On  the  Effective  Date,   Reorganized   Epicus

Communications shall issue and transfer the Newly Authorized Capital Stock in accordance with Section 5.16 of the Plan.

     79. The issuance of the New Debentures by Reorganized Epicus Communications in accordance with Section 5.17 of the Plan, is APPROVED. 80. As of the Effective Date, all Equity Interests in Epicus shall be canceled and terminated.

          RETENTION OF JURISDICTION

     81. The Court shall retain jurisdiction as provided in the Plan until there is substantial consummation of the Plan; the Plan is modified if it calls for retention of jurisdiction beyond that point.

          MISCELLANEOUS

     82. In accordance with Article XIII of the Plan, after the Confirmation Date and before substantial consummation of the Plan as defined in Section 1101(2) of the Bankruptcy Code, the Debtors may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or this Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan, so long as such proceedings do not materially and adversely affect the treatment of holders of Claims under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or applicable order of the Bankruptcy Court.

     83. The Confirmation Date referred to in Section 1.24 of the Plan and as used throughout the Plan and this Confirmation Order is the date the Court enters this Confirmation Order.

     84. The appropriate state or local government officials or agents are directed to forego the collection of any tax or assessment described in this Confirmation Order or in Section 1146(c) of the Bankruptcy Code and to accept for filing or recordation any of the instruments or other documents described in this Confirmation Order or in Section 1146(c) of the Bankruptcy Code without the payment of any such tax or assessment. Additionally, the appropriate governmental officials are directed not to interfere with the business operations of Reorganized Epicus Communications conducted under any state, county or city license, permit or approval.

     85. The Debtors shall pay to the United States Trustee the appropriate sum required pursuant to 28 U.S.C. ss. 1930(a)(6) within ten (10) days of the entry of this Order for pre-confirmation periods, and simultaneously provide to the United States Trustee an appropriate affidavit indicating the cash disbursements for the relevant period; and each of the Debtor(s) or the responsible Liquidating Trust, whichever is responsible as the disbursing party, shall further pay the United States Trustee the appropriate sum required pursuant to 28 U.S.C. ss. 1930(a)(6) for post-confirmation periods within the time period set forth in 28 U.S.C. ss. 1930(a)(6), based upon all post-confirmation disbursements made by Reorganized Epicus Communications until the earlier of the closing of this case by the issuance of a Final Decree by the Court, or upon the entry of an Order by this Court dismissing this case or converting this case to another chapter under the United States Bankruptcy Code, and the party responsible for paying the post-confirmation United States Trustee fees shall provide to the United States Trustee upon the payment of each post-confirmation payment an appropriate affidavit indicating all the cash disbursements for the relevant period. Within ten (10) days of the date of the Order, the responsible party for each Debtor/Liquidating Trust shall provide to the United States
Trustee the appropriate address to send billings from the United States Trustee's Office for post-confirmation fees due the United States Trustee.

     86. Debtors, Reorganized Epicus Communications, and the Plan Trustee shall be authorized and directed to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents, and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, Confirmation Documents, and any securities issued in accordance with the Plan. All transactions required to occur on the Effective Date under the terms of the Plan shall be deemed to have occurred simultaneously.

     87. The Plan Trustee, Lewis B. Freeman, is named as disbursing agent in the Epicus case solely with respect to Class 5 and Class 9, and Furr and Cohen, P.A. is named as disbursing agent in the Epicus Communications case and the Epicus case except as set forth herein, without additional compensation; bond is waived. The disbursing agent in each case is directed to make all disbursements as required under the Plan. The disbursing agent in each case shall, not later than sixty (60) days after this Order becomes final, file a Final Report of Estate and Motion for Final Decree Closing Case on the Court approved local form. Failure to timely file the Final Report of Estate and Motion for Final Decree Closing Case will result in the imposition of sanctions against the disbursing agent, which may include the return of attorney's fees.

     88. The proof of claim filed by the North Carolina Department of Revenue on March 23, 2005, for prepetition taxes owed by Debtor Epicus, Inc. in the following amounts: $7040.95 as an unsecured priority tax claim, and $1707.01 as a general unsecured claim, shall be each be allowed in full and shall be paid according to the Plan provisions for Class 5 and Class 9, respectively.

     89. The North Carolina Department of Revenue filed claims for postpetition taxes as follows: Proof of claim number 40, filed July 21, 2005 in the amount of $68,359.15, and proof of claim number 43, filed September 6, 2005 in the amount of $20,464.90. If Debtor Epicus, Inc., or reorganized Epicus Communications files, within the earlier-occurring event of the Effective Date of the Plan or the tenth calendar day following Confirmation of the Plan, tax returns for the taxes claimed in proofs of claim 40 or 43, or both, the amount of the aforesaid administrative claims will be modified to the extent the return is allowed, and the modified amount shall be allowed in full as an Administrative Claim and shall be paid in full on the Effective Date of the Plan. Any of the proofs of claim described herein (numbers 40 and 43, respectively) which are not thusly modified shall be allowed as an administrative claim in the full amount stated in the original proof of claim, and shall be paid in full on the Effective Date of the Plan. For purposes of this paragraph, tax returns shall be deemed filed when received by the Bankruptcy Unit, North Carolina Department of Revenue, 501 North Wilmington St., Raleigh, NC 27604.

     90. All objections to Confirmation, to the extent not already overruled by the Court or satisfied by the provisions of this Confirmation Order, are OVERRULED.

     91. The provisions of this Confirmation Order are nonseverable and mutually dependent.

     92. ORDERED that the Court will conduct a post-confirmation status conference on ____________________________, 2005 at _______________, in
Courtroom ___________, ______________________________,  to determine (i) whether the Debtors have complied with the provisions of this Order, and (ii) whether the disbursing agent and the plan proponent have timely filed the required Final Report of Estate and Motion for Final Decree Closing Case. At the status conference, the Court will consider the propriety of dismissal or conversion to Chapter 7, and/or the imposition of sanctions against the Debtors and/or the Debtors' disbursing agents for failure to timely file the Final Report of Estate and Motion for Final Decree Closing Case or for failure to comply with the provisions of this Order.

          ORDERED in the Southern District of Florida on ______________________, 2005.




                                    --------------------------------------------
                                    Paul G. Hyman
                                    United States Bankruptcy Judge



COPIES FURNISHED TO:
Robert C. Furr, Esq.
Furr and Cohen, P.A.
Atty for Debtors
2255 Glades Road
One Boca Place, Suite 337W
Boca Raton, FL  33431

Office of Asst. U.S. Trustee
51 S.W. 1 Avenue
Room 1204
Miami, FL  33130

Debtors

                                    EXHIBIT 1
               DEBTORS' FIRST AMENDED JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE